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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549




                                   FORM 8-K

                                CURRENT REPORT


                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported): May 11, 1999



                              -------------------



                       CONSOLIDATED NATURAL GAS COMPANY
            (Exact name of registrant as specified in its charter)



           Delaware                      1-3196                 13-0596475
(State or other jurisdiction of   (Commission File No.)      (I.R.S. Employer
 incorporation or organization)                              Identification No.)



           CNG Tower, 625 Liberty Avenue, Pittsburgh, PA 15222-3199
              (Address of principal executive offices) (Zip Code)

      Registrant's Telephone Number, including area code: (412) 690-1000
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ITEM 5. OTHER EVENTS


                  Consolidated Natural Gas Company, a Delaware corporation ("CNG"), and Dominion Resources, Inc., a Virginia corporation ("DRI"), have entered into an Amended and Restated Agreement and Plan of Merger, dated as of May 11, 1999 (the "Merger Agreement"), which provides for a two-step merger. Under the terms of the Merger Agreement, in the first step, a subsidiary of DRI will be merged into DRI and DRI will survive. In the second step, referred to as the Second Merger, CNG will either be merged with and into another subsidiary of DRI and the DRI subsidiary will survive or CNG will be merged directly into DRI, with DRI the surviving entity.

                  In exchange for each share of common stock, par value $2.75 per share, of CNG ("CNG Common Stock") held, CNG shareholders will be given the option to receive either $66.60 in cash or shares of DRI common stock at an exchange ratio that will vary depending on the average market price of DRI common stock over a twenty day trading period shortly before the closing, but is subject to the limitation that the exchange ratio will be $66.60 divided by the average market price if that price is greater than or equal to $43.816, and 1.52 if the average market price is less than $43.816, plus an amount of cash equal to 1.52 times the excess, if any, of $43.816 over the DRI average market price. In either case, CNG shareholders' option is subject to proration so that 38,159,060 shares of CNG Common Stock (including any fractional shares exchanged for cash) will be converted into the right to receive cash in the Second Merger. However, DRI may reallocate the cash and shares of DRI stock to be received by CNG shareholders under certain circumstances. Reference is made to the Merger Agreement filed herewith for further information.
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                  The Second Merger, which was unanimously approved by the

 Boards of Directors of the constituent companies, is expected to close shortly after all of the conditions to the consummation of the Second Merger, including obtaining applicable regulatory approvals, are met or waived.


                  The Merger Agreement and the press release issued in

connection therewith are filed as Exhibits 2 and 99 to this report and are incorporated herein by reference.




ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS


   (c) Exhibits.      The following exhibits are filed herewith:
              2         Amended and Restated Agreement and Plan of Merger, dated
                        as of May 11, 1999, by and between CNG and DRI.
             99         Press Release, dated May 11, 1999, of CNG.